Exhibit 4.77
Execution Version
Guarantee
Dated   28 June        2018
(1)	Seanergy Maritime Holdings Corp.
(2)	Hanchen Limited

Contents
		Page
1	Definitions and Interpretation	1

2	Guarantee and Indemnity	2

3	Protection of Owner	2

4	Additional Payment Obligations	5

5	Application of Moneys	6

6	Representations and Warranties	7

7	General Undertakings	11

8	Payments	14

9	Set-Off	14

10	Calculations and Certificates	15

11	Partial Invalidity	15

12	Remedies and Waivers	15

13	Counterparts	15

14	Notices	15

15	Governing Law	16

16	Enforcement	16

Guarantee
Dated     28 June             2018
By:
(1)
Seanergy Maritime Holdings Corp., a corporation organised and existing under the laws of Republic of the Marshall Islands, having its registered office at The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Guarantor”)

In favour of:
(2)
Hanchen Limited, a corporation organised and existing under the laws of Republic of the Marshall Islands, having its registered office at The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Republic of the Marshall Islands MH96960 (the “Owner”).

Whereas:
(A)
Pursuant to a memorandum of agreement dated on or about the date of this Guarantee (the “MOA”) and executed between Knight Ocean Navigation Co. (the “Charterer”, as seller) and the Owner (as buyer), the Charterer sold and delivered and the Owner purchased and accepted the legal and beneficial title to one (1) bulk carrier to be acquired by the Owner under the MOA and named “Knightship” with IMO No. 9507893 and which upon her delivery under the MOA will be registered in the name of the Owner as legal owner under the law and flag of the Flag State (the “Vessel”).

(B)
Simultaneously with the entry into of the MOA, the Owner (as owners) and the Charterer (as charterers) entered into a bareboat charter (the “Charter”), pursuant to which the Owner agrees to let and the Charterer agrees to charter the Vessel on a bareboat basis.

(C)	The execution and delivery to the Owner of this Guarantee is one of the conditions to the chartering of the Vessel under the Charter.
This Deed witnesses as follows:
1	Definitions and Interpretation
1.1	Definitions
In this Guarantee:
“Default Rate” means interest at the rate calculated in accordance with clause 38.9 of the Charter.
“Guarantor Liabilities” means all of the liabilities and obligations of the Guarantor to the Owner under or pursuant to this Guarantee, from time to time, whether in respect of principal, interest, costs or otherwise and whether present, future, actual or contingent.

“Guarantor Security Documents” means this Guarantee and any and all documents which may at any time be executed by the Guarantor as security for the payment of all or any part of the Guarantor Liabilities and “Guarantor Security Document” means any one of them.
“Indebtedness” means the aggregate from time to time of all sums of any nature (together with all accrued and unpaid interest on any of those sums) payable by any Security Party to the Owner under all or any of the Transaction Documents to which any Security Party is a party.
1.2	Defined terms
Unless otherwise specified in this Guarantee, or unless -the context otherwise requires, all words and expressions defined or explained in the Charter shall have the same meanings when used in this Guarantee.
A Termination Event which is “continuing” is a reference to a Termination Event which is not remedied or is not waived.
1.3	Headings
Clause and Schedule headings are for ease of reference only.
1.4	Third party rights
A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.
2	Guarantee and Indemnity
The Guarantor irrevocably and unconditionally:
2.1	guarantees to the Owner punctual performance by the Charterer of all the Charterer’s obligations under the Transaction Documents;
2.2
undertakes with the Owner that whenever the Charterer does not pay any amount when due under or in connection with any Transaction Document, the Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

2.3
agrees with the Owner that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Owner immediately on demand against any cost, loss or liability it incurs as a result of the Charterer not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Transaction Document on the date when it would have been due.

3	Protection of Owner
3.1	Continuing Guarantee
This Guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Security Party under the Transaction Documents, regardless of any intermediate payment or discharge in whole or in part.

3.2	Reinstatement
If any discharge, release or arrangement (whether in respect of the obligations of any Security Party or any security for those obligations or otherwise) is made by the Owner in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.
3.3	Waiver of defences
The obligations of the Guarantor under this Guarantee will not be affected by an act, omission, matter or thing which, but for this Clause 3.3, would reduce, release or prejudice any of its obligations under this Guarantee (without limitation and whether or not known to it or the Owner) including:
3.3.1	any time, waiver or consent granted to, or composition with, any Security Party or other person;
3.3.2	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any Security Party;
3.3.3
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

3.3.4	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;
3.3.5	any amendment, novation, supplement, extension restatement (however fundamental and whether or not more onerous) or replacement of a Transaction Document or any other document or security;
3.3.6	any unenforceability, illegality or invalidity of any obligation of any person under any Transaction Document or any other document or security; or
3.3.7	any insolvency or similar proceedings.
3.4	Immediate recourse
The Guarantor waives any right it may have of first requiring the Owner (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Guarantee. This waiver applies irrespective of any law or any provision of a Transaction Document to the contrary.

3.5	Appropriations
Until all amounts which may be or become payable by the Security Parties under or in connection with the Transaction Documents have been irrevocably paid in full, the Owner (or any trustee or agent on its behalf) may:
3.5.1
refrain from applying or enforcing any other moneys, security or rights held or received by the Owner (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

3.5.2	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of any of the Guarantor Liabilities.
3.6	Deferral of Guarantor’s rights
Until all amounts which may be or become payable by the Security Parties under or in connection with the Transaction Documents have been irrevocably paid in full and unless the Owner otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Transaction Documents or by reason of any amount being payable, or liability arising, under this Guarantee:
3.6.1	to be indemnified by the Charterer;
3.6.2	to claim any contribution from any other guarantor of the obligations of the Charterer under the Transaction Documents;
3.6.3
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Owner under the Transaction Documents or of any other guarantee or security taken pursuant to, or in connection with, the Transaction Documents by the Owner;

3.6.4
to bring legal or other proceedings for an order requiring the Charterer to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 2;

3.6.5	to exercise any right of set-off against the Charterer; and/or
3.6.6	to claim or prove as a creditor of the Charterer in competition with the Owner.
If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Owner by the Charterer under or in connection with the Transaction Documents to be repaid in full on trust for the Owner and shall promptly pay or transfer the same to the Owner or as the Owner may direct for application in or towards satisfaction of, or retention on account for, the Indebtedness in the Owner’s sole discretion.

3.7	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Owner.
4	Additional Payment Obligations
4.1	Indemnity to the Owner as security holder
The Guarantor shall promptly indemnify the Owner on demand against any cost, loss or liability incurred by any of them as a result of:
4.1.1	any failure by the Charterer to comply with its obligations under the Charter;
4.1.2	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
4.1.3	the taking, holding, protection or enforcement of the Transaction Documents;
4.1.4	the exercise of any of the rights, powers, discretions, authorities and remedies vested in the Owner by the Transaction Documents or by law;
4.1.5	any default by any Security Party in the performance of any of the obligations expressed to be assumed by it in the Transaction Documents; or
4.1.6	acting as Owner under the Transaction Documents (otherwise than by reason of the Owner’s gross negligence or wilful misconduct), together in each case with interest at the Default Rate on the amount demanded from the date of demand until the date of payment, both before and after judgment, which interest shall be compounded with the amount demanded at the end of such periods as the Owner may reasonably select.
4.2	Currency indemnity
If any sum due from the Guarantor under this Guarantee (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
4.2.1	making or filing a claim or proof against the Guarantor, or
4.2.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Guarantor shall as an independent obligation, within five (5) Business Days of demand, indemnify the Owner against any documented cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Owner at the time of its receipt of that Sum.

The Guarantor waives any right it may have in any jurisdiction to pay any amount under this Guarantee in a currency or currency unit other than that in which it is expressed to be payable.
4.3	Amendment costs
If the Guarantor requests an amendment, waiver or consent in relation to any Guarantor Security Document, the Guarantor shall, within five (5) Business Days of demand, reimburse the Owner for the amount of all documented costs and expenses (including legal fees) reasonably incurred by the Owner in responding to, evaluating, negotiating or complying with that request or requirement.
4.4	Enforcement and preservation costs
The Guarantor shall, within three Business Days of demand, pay to the Owner and each other Secured Party the amount of all costs and expenses (including legal fees) incurred by the Owner in connection with the enforcement of, or the preservation of any rights under, any Guarantor Security Document and any proceedings instituted by or against the Owner as a consequence of taking or holding the Guarantor Security Document or enforcing those rights.
4.5	Default interest
If the Guarantor fails to pay any amount payable by it under a this Guarantee on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at the Default Rate. Any interest accruing under this Clause 4.5 shall be immediately payable by the Guarantor on demand by the Owner.
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each 45-day period applicable to that overdue amount but will remain immediately due and payable.
4.6	Additional payment obligations under the Charter
This Clause 4 is without prejudice to the Guarantor Liabilities in respect of the Charterer’s obligations under the clauses of the Charter numbered 37 (Fee and Deposit), 38 (Charterhire) and 40 (Indemnity) and under similar provisions in any other Transaction Documents.
5	Application of Moneys
5.1	Moneys received by Owner
All sums which the Owner receives under or in connection with any Guarantor Security Document shall, unless otherwise agreed by the Owner or otherwise provided in the Charter, be applied by the Owner in or towards satisfaction of, or retention on account for, the Guarantor Liabilities in such manner as the Owner may in its discretion determine.
5.2	Suspense account
The Owner may place any money received by it under or in connection with any Guarantor Security Document to the credit of a suspense account on such terms and subject to such conditions as the Owner may in its discretion determine for so long as the Owner thinks fit without any obligation in the meantime to apply that money in or towards discharge of the Indebtedness, and, despite such payment, the Owner may claim against any of the other Security Parties or prove in the bankruptcy, liquidation or insolvency of any of the other Security Parties for the whole of the Indebtedness at the date of the Owner’s demand for payment pursuant to this Guarantee, together with all interest, commission, charges and expenses accruing subsequently.
6	Representations and Warranties
6.1	Representations
The Guarantor makes the representations and warranties set out in this Clause 6 to the Owner.
6.2	Status and due authorisation
The Guarantor is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation with power to enter into this Guarantee and to exercise its rights and perform its obligations under this Guarantee and all corporate and other action required to authorise its execution of this Guarantee and its performance of its obligations hereunder has been duly taken.
6.3	No deductions or withholding
Under the laws of the Guarantor’s jurisdiction of incorporation in force at the date hereof, the Guarantor will not be required to make any deduction or withholding from any payment it may make under this Guarantee.
6.4	Claims pari passu
Under the laws of the Guarantor’s jurisdiction of incorporation in force at the date hereof, the Guarantor’s obligations under this Guarantee will rank at least pad passu with the claims of all of the Guarantor’s other unsecured and unsubordinated indebtedness save for that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.
6.5	No immunity
In any proceedings taken in the Guarantor’s jurisdiction of incorporation in relation to this Guarantee the Guarantor will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.
6.6	Governing law and judgments
In any proceedings taken in the Guarantor’s jurisdiction of incorporation in relation to this Guarantee, the choice of English law and arbitral award or (if applicable) any judgment obtained in Hong Kong will be recognised and enforced.
6.7	Validity and admissibility in evidence
As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable the Guarantor lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in this Guarantee, (b) to ensure that the obligations expressed to be assumed by the Guarantor in this Guarantee are legal, valid and binding and (c) to make this Guarantee admissible in evidence in the jurisdiction of incorporation of the Guarantor, have been done, fulfilled and performed.
6.8	No filing or stamp taxes
Under the laws of the Guarantor’s jurisdiction of incorporation in force at the date hereof, it is not necessary that this Guarantee be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or that any stamp, registration or similar tax be paid on or in relation to this Guarantee.
6.9	Binding obligations
The obligations expressed to be assumed by the Guarantor in this Guarantee are legal and valid obligations, binding on the Guarantor in accordance with the terms of this Guarantee and no limit on any of the Guarantor’s powers will be exceeded as a result of the giving of this Guarantee or the performance by the Guarantor of any of its obligations hereunder.
6.10	No misleading information
To the best of the Guarantor’s knowledge, any factual information provided by any Security Party to the Owner in connection with the Transaction Documents was true and accurate in all material respects as at the date it was provided and is not misleading in any respect.
6.11	No winding-up
The Guarantor has not taken any limited liability company action nor have any other steps been taken or legal proceedings been started or (to the best of the Guarantor’s knowledge and belief) threatened against the Guarantor for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a material adverse effect on the business or financial condition of the Guarantor.
6.12	Solvency
6.12.1	The Guarantor is able, and does not admit and has not admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.
6.12.2
The Guarantor has not by reason of actual or anticipated financial difficulties, commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

6.12.3	The value of the assets of the Guarantor is not less than the liabilities of the Guarantor (taking into account contingent and prospective liabilities).
6.12.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of the Guarantor.

6.13	No material defaults
6.13.1
Without prejudice to Clause 6.13.2 below, the Guarantor is not in breach or in default under any agreement to which it is a party or which is binding on it or any of its assets for an amount exceeding US$5,000,000 to an extent or in a manner which might have a material adverse effect.

6.13.2
No Termination Event has occurred and is continuing or might reasonably be expected to result from each Security Party’s entry into and performance of each Transaction Document to which such Security Party is a party.

6.14	No material proceedings
No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a material adverse effect.
6.15	No breach
The execution of this Guarantee by the Guarantor and the Guarantor’s exercise of its rights and performance of its obligations under this Guarantee do not constitute and will not result in any breach of any agreement or treaty to which the Guarantor is a party which would have a material adverse effect.
6.16	Necessary Authorisations
The necessary authorisations required by the Guarantor are in full force and effect, and the Guarantor is in compliance with the material provisions of each such necessary authorisation relating to it and, to the best of its knowledge, none of the necessary authorisations relating to it are the subject of any pending or threatened proceedings or revocation.
6.17	No money laundering
Any amount guaranteed hereunder, and the performance of the obligations of the Guarantor under this Guarantee, will be for the account of the Guarantor and will not involve any breach by it of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EC) of the European Parliament and of the Council of the European Communities .
6.18	Disclosure of material facts
The Guarantor is not aware of any material facts or circumstances which have not been disclosed to the Owner and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to enter into the Transaction Documents.
6.19	No breach of laws
6.19.1	The Guarantor has not breached any law or regulation which breach has or is reasonably likely to have a material adverse effect.

6.19.2	No labour disputes are current or (to the best of the Guarantor’s knowledge and belief) threatened against the Guarantor which have or are reasonably likely to have a material adverse effect.
6.20	Environmental laws
6.20.1
The Guarantor is in compliance with Clause 7.6 (Compliance with applicable laws) and (to the best of the Guarantor’s knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a material adverse effect.

6.20.2
No Environmental Claim has been commenced or (to the best of the Guarantor’s knowledge and belief) is threatened against the Guarantor where that claim has or is reasonably likely, if determined against the Guarantor, to have a material adverse effect.

6.21	Representations and Warranties Limited
The representations and warranties of the Guarantor in this Clause 6 are subject to:
6.21.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;
6.21.2
the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

6.21.3	the time barring of claims under any applicable limitation acts;
6.21.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and
6.21.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Owner in connection with the Transaction Documents.
6.22	Repetition
Each representation and warranty in this Clause 6 is made by the Guarantor:
6.22.1	on the date of this Guarantee; and
6.22.2	(by reference to the facts and circumstances then existing) on the Delivery Date and each Payment Date, except that (i) the representation and warranty contained in Clause 6.8 (No filings or stamp duty) shall only be made on the date of this Guarantee and on the Delivery Date, and (ii) the representation and warranty contained in Clauses 6.3 (No deductions or withholding), 6.6 (Governing law and judgments), 6.7 (Validity and admissibility in evidence), 6.11 (No winding-up), 6.12 (Solvency), 6.13 (No material defaults), 6.14 (No material proceedings) and 6.18 (Disclosure of material facts) shall only be made on the date of this Guarantee.

7	General Undertakings
The undertakings in this Clause 7 remain in force for the duration of this Guarantee unless otherwise permitted by the Owner.
7.1	Information: miscellaneous
The Guarantor shall supply to the Owner:
7.1.1
promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Obligor, and which, if adversely determined, are reasonably likely to have a material adverse effect; and

7.1.2	promptly, such further information regarding the financial condition, business and operations of any Security Party as the Owner may reasonably request.
7.2	Maintenance of legal validity
The Guarantor shall comply with the terms of and do all that is necessary to maintain in full force and effect all necessary authorisations required in or by the laws and regulations of its jurisdiction of incorporation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under this Guarantee and to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee in its jurisdiction of incorporation and all other applicable jurisdictions.
7.3	Notification of Termination Event
The Guarantor shall promptly, upon becoming aware of the same, inform the Owner in writing of the occurrence of any Termination Event (and the steps being taken to remedy such Termination Event) and, upon receipt of a written request to that effect from the Owner, confirm to the Owner that, save as previously notified to the Owner or as notified in such confirmation, no Termination Event is continuing or if a Termination Event is continuing specifying the steps, if any, being taken to remedy it.
7.4	Claims pari passu
The Guarantor shall ensure that at all times the claims of the Owner against it under this Guarantee rank at least pari passu with the claims of all its other unsecured and subordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.
7.5	Necessary Authorisations
The Guarantor shall (a) obtain, comply with and do all that is necessary to maintain in full force and effect all necessary authorisations to enable it lawfully to enter into and perform its obligations under this Guarantee and to ensure the legality, validity, enforceability or admissibility in evidence of this Guarantee in its jurisdiction of incorporation and all other applicable jurisdictions, (ii) ensure that no failure to obtain, comply with or maintain any necessary authorisation may cause a material adverse effect; and (b) promptly upon request, supply certified copies to the Owner of all necessary authorisations.
7.6	Compliance with applicable laws
The Guarantor shall comply with all applicable laws, including Environmental Laws, to which it may be subject (except as regards anti-corruption and anti-bribery laws to which Clause 7.7 (Anti-corruption and anti-bribery laws) below applies) if a failure to do the same may have a material adverse effect.
7.7	Anti-corruption and anti-bribery laws
The Guarantor shall, and shall procure that each of the Security Parties shall, conduct its business in compliance with applicable anti-corruption and anti-bribery laws.
7.8	Environmental compliance
The Guarantor shall, and shall procure that each of the Security Parties will:
7.8.1	comply with any Environmental Law;
7.8.2	obtain, maintain and ensure compliance with all requisite Environmental Approvals; and
7.8.3	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a material adverse effect.
7.9	Environmental Claims
The Guarantor shall, and shall procure that each of the Security Parties will, promptly upon becoming aware of the same, inform the Owner in writing of:
7.9.1	any Environmental Claim against the Guarantor which is current, pending or threatened; and
7.9.2	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against the Guarantor, where the claim, if determined against the Guarantor, has or is reasonably likely to have a material adverse effect.
7.10	Further assurance
The Guarantor shall at its own expense, promptly take all such action as the Owner may reasonably require for the purpose of perfecting or protecting any of the Owner’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.
7.11	Other information
The Guarantor will promptly supply to the Owner such financial information and explanations as the Owner may from time to time reasonably require in connection with the Security Parties, including the unaudited consolidated annual financial statements of such Security Party soon as such financial statements have been drawn up.
7.12	Inspection of records
The Guarantor will permit the inspection of its financial records and accounts on reasonable notice from time to time during business hours by the Owner or its nominee.
7.13	Merger and demerger
The Guarantor shall not enter into any amalgamation, merger, demerger or corporate restructuring without the prior written consent of the Owner (such consent not to be unreasonably withheld or delayed) unless the Guarantor is the surviving entity of any such amalgamation, merger, demerger or corporate restructuring.
7.14	Change of business
The Guarantor shall not, and will procure that no other Security Party will, without the prior written consent of the Owner, make any substantial change to the general nature of their business from that carried on at the date of this Guarantee.
7.15	“Know your customer” checks
If:
7.15.1	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Guarantee;
7.15.2	any change in the status of the Guarantor after the date of this Guarantee; or
7.15.3	a proposed assignment or transfer by Owner of any of its rights and obligations under this Guarantee, obliges the Owner to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Guarantor shall promptly upon the request of the Owner supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Owner in order for the Owner to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Transaction Documents.
7.16	Dividends
Save for the Guarantor or the Charterer, each of the other Security Parties may not pay any dividends or make other distributions to its shareholders without the Owner’s prior written consent.

7.17	Change of ownership
The Guarantor shall ensure that during the duration of this Guarantee there shall not occur any change in any legal or beneficial ownership (whether direct or indirect) of any shareholding in any Security Party.
8	Payments
8.1	Payments to the Owner
On each date on which the Guarantor is required to make a payment under any Guarantor Security Document, the Guarantor shall make the same available to the Owner for value on the due date at the time and in such funds specified by the Owner as being customary at the time for settlement of transactions in the relevant currency in the place of payment.
8.2	No set-off by Guarantor
All payments to be made by the Guarantor under any Guarantor Security Document shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.
8.3	Business Days
Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).
8.4	Currency of payments
8.4.1	Subject to Clauses 8.4.2 and 8.4.3, any amount payable under this Guarantee is payable in US Dollars.
8.4.2	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
8.4.3	Any amount expressed to be payable in a currency other than US Dollars shall be paid in that other currency.
8.5	Tax gross-up
Clause 38.8 of the Charter shall apply to this Guarantee as if it was incorporated into it with any necessary modifications.
9	Set-Off
The Owner may set off any matured obligation due from the Guarantor under any Guarantor Security Document (to the extent beneficially owned by the Owner) against any matured obligation owed by the Owner to the Guarantor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Owner may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

10	Calculations and Certificates
10.1	Accounts
In any litigation or arbitration proceedings arising out of or in connection with a Transaction Document, the entries made in the accounts maintained by the Owner are prima facie evidence of the matters to which they relate.
10.2	Certificates and determinations
Any certification or determination by the Owner of a rate or amount under any Transaction Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.
11	Partial Invalidity
If, at any time, any provision of any Guarantor Security Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.
12	Remedies and Waivers
No failure to exercise, nor any delay in exercising, on the part of the Owner, any right or remedy under a Transaction Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Transaction Document. No election to affirm any Transaction Document on the part of the Owner shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Guarantee and any other Guarantor Security Document are cumulative and not exclusive of any rights or remedies provided by law.
13	Counterparts
This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.
14	Notices
14.1
Except as otherwise provided for in this Guarantee, all notices or other communications under or in respect of this Guarantee and any other Guarantor Security Document to either party hereto shall be in writing and shall be made or given to such party at the address or facsimile number or email appearing below (or at such other address or facsimile number or email as such party may hereafter specify for such purposes to the other by notice in writing):

14.1.1	In the case of the Guarantor
Address:	154 Vouliagmenis Avenue, 16674 Glyfada, Athens, Greece
Telephone No.:	+30 210 8913520

Fax No.:	+30 210 9638404
Email:	sgyftakis@seanergy.gr
14.1.2	In the case of the Owner:
Address:	18/F, CATIC Tower, 212 Jiang Ning Road, Shanghai, PRC
Telephone No.:	(86)-21-2226 2623
Fax No.:	(86)-21-5289 5389
Email:	zhangqiang@chinaleasing.net
A written notice includes a notice by facsimile. A notice or other communication received on a non-working day or after business hours in the place of receipt shall be deemed to be served on the next following working day in such place. Subject always to the foregoing sentence, any communication by personal delivery or letter shall be deemed to be received upon receipt by the addressee and any communication by facsimile shall be deemed to be received upon appropriate acknowledgement by the addressee’s receiving equipment.
14.2	All communications and documents delivered pursuant to or otherwise relating to this Guarantee shall be either in English or accompanied by a certified English translation.
15	Governing Law
This Guarantee and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.
16	Enforcement
16.1
Any dispute, controversy, difference or claim arising out of or relating to this Guarantee, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (HKIAC) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.

16.2	The law of this arbitration clause shall be Hong Kong law.
16.3
The seat of arbitration shall be Hong Kong. Unless otherwise agreed by the parties hereto (collectively, the “Parties” and each, a “Party”), the arbitration tribunal shall consist of three arbitrators and each. Party shall appoint an arbitrator and the two arbitrators so appointed shall select a third arbitrator as the presiding arbitrator.

16.4	The language of the arbitration shall be English.
16.5
The award of the arbitrators shall be final and enforceable and each Party agrees not to contest or seek relief from the award in the courts of any jurisdiction without prejudice to the right of any Party to seek enforcement of any award in the courts of any jurisdiction.

16.6	The arbitration tribunal constituted under this Guarantee may consolidate two or more arbitrations hereunder if the arbitration proceedings raise common questions of law or fact.
This Guarantee has been executed on the date stated at the beginning of this Guarantee.

Execution
The Guarantor
Signed and delivered as a Deed by Seanergy Maritime Holdings Corp. acting by Stavros Gyftakis its duly authorised Attorney-in-fact in the presence of:	) ) ) ) ) ) ) )	/s/ Stavros Gyftakis

Witness signature:	/s/ Theodora Mitropetrou
Name:	Theodora Mitropetrou
Address:	154 Vouligmenis Ave 16674 Glyfada Greece

The Owner
Signed and delivered as a Deed by Hanchen Limited acting by Zhou Qi its duly authorised Director in the presence of:	) ) ) ) ) )	/s/ Zhou Qi

Witness signature:	/s/ Zhang Qiang
Name:	Zhang Qiang
Address:	18/F, CATIC Tower, 212 Jiang Ning Road, Shanghai, PRC